As filed with the Securities and Exchange Commission on May 16, 2008
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

DK INVESTORS, INC.
(Name of Small Business Issuer in its charter)

New York	13-1869744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Primary Capital LLC, 14 Wall Street, 20th Floor, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number	(212) 618-1515

John C. Leo c/o Primary Capital LLC 14 Wall Street, 20th Floor New York, NY 10005 (212) 618-1515
(Name, Address and Telephone Number of Agent for Service)

Securities registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities registered under Section 12(g) of the Act:

Common Stock, par value $0.0001 per share
(Title of class)

i

PART I

Item 1.  Description of Business.

Business Development

Background of the Company

We were incorporated in New York on January 27, 1934, and our stock is traded on the pink sheets under the symbol “DKII”.  Until August 25, 2004, DK Investors was a closed-end managed investment company which, until the end of 2003, invested solely in tax exempt municipal and state issued securities. At that time, the Company had assets of approximately $15,700,000.

At a special shareholders meeting called on December 17, 2003, the Company voted for two propositions: (1) to cease operations as an investment company, to sell its assets and distribute the net proceeds, and (2) to continue its corporate existence while looking for a party to purchase control and/or merge with the Company.  The Company distributed the net proceeds to its shareholders in a capital distribution of $13.19 per share on February 6, 2004 in cash pro rata to shareholders of record on January 30, 2004. At the conclusion of the distribution, the Company held approximately $152,000 in cash to cover anticipated expenses and had no other assets and no debts. At the time of the noted distribution and as of the time of this filing, the Company has approximately 175 shareholders of record plus shareholders who hold shares in street name through broker-dealers and banks.

On March 30, 2005, the Company entered into a share acquisition and exchange agreement with SGK Nanostructures, Inc. (a New York corporation incorporated on September 18, 2003), and the shareholders of SGK.  As a result of this transaction, SGK shareholders received shares totaling 95% of the outstanding common stock and the Company increased the authorized shares from 3,500,000 to 50,000,000 shares, up to 40,000,000 of which shall be common stock, having a par value of $0.0001per share and up to 10,000,000 of which shall be preferred stock having a par value of $0.001 per share, issuable in one or more series.  In conjunction with the transaction the management and the board of DK Investors resigned and were replaced by the management of SGK Nanostructures, Inc.

Our Business

We are a market-driven company focused on nanotechnology-enabled products.  Our business involves the commercialization of proprietary technologies and capabilities that we have developed or acquired and are seeking to develop in the field of nanotechnology.  Our strategy is focused around exploiting three key elements: (1) the significant intellectual property protecting the processes, materials, components and devices that we develop or acquire from others, (2) the novel and proprietary materials that we are able to produce at both research and commercial scale, and (3) the nanotechnology-enabled products that we are uniquely able to commercially manufacture. We intend to create value from all three elements, through strategic partnerships, licenses, joint ventures, and, most importantly, the commercial production of materials, products and components.

The Company entered into a Research and Development Agreement which provided for the use of the facilities at the State University of New York at Stony Brook to develop new materials and generate evaluation samples for prospective customers. The Company additionally sought the use of the facilities and know-how of Tek-Vac Industries, Inc., Brentwood, New York, which the Company plans to  use to develop mass production strategies to go from lab-scale to pilot-scale production. Finally, the mass production and marketing facilities and know-how of Nanodynamics, Buffalo, New York will be used to introduce these new materials to the market at large.

             The core technologies of SGK relate to the cross-linking of aligned carbon nanotube arrays, and the various products that derive from this technology. We have demonstrated the ability to reproducibly cross-link hese materials on a small scale (about 1 centimeter square, or about ½ inch by ½ inch), and have produced free standing films that are only a few atomic layers thick, produced thick films of arbitrary thickness, and made initial thermal conductivity measurements. A large processing chamber is being constructed to permit the production of samples with areas on the order of about one square foot.

               The initial product to be manufactured is a low cost heat spreader applicable to the semiconductor, computer processor, laser, and optoelectronic markets.

From 2002 to 2004, we invested the majority of our time, energy and limited capital resources in the development of technology and equipment to position us for near-term growth as we begin to execute our strategic plan and seek to commercialize our technologies and know how, and the materials and products derived from such technologies and know how.  We have focused our efforts on designing commercially applicable technologies and manufacturing processes, and we believe that several of our nanomaterials and products currently in development will reach the commercial markets in the third and fourth quarters of 2009.

Our goal is to become a leading developer and manufacturer of a broad range of nanomaterials and a supplier of nanotechnology-enabled products for a diverse set of end markets.  Furthermore, we intend to continue to develop and acquire rights to intellectual property relating to nanotechnology, nanomaterials, synthesis and processing techniques and certain end-products, such as heat spreaders.  Our plan is to grow our intellectual property through internal development and strategic relationships with third parties, including owners of proprietary nanotechnologies and scientists working in academia.

  We currently have two patent applications pending – “Cross-linked Carbon Nanotubes” serial no. 11/144,954 filed on June 4, 2005, and “Morphological Control of Carbon Nanotubes” serial no. 11/418,403 filed on May 4, 2006. The first patent application deals with several subjects including hydrogen storage, thermal heat spreaders, high strength-to-weight materials, and the surface decoration of Carbon Nanotubes. Upon review by the United States Patent and Trademark Office, we may be required to subdivide this patent application into multiple applications dealing with each subject, although the original filing date will remain in effect. The second patent application relates to “Morphological Control” or determining the shape and structure of the Carbon Nanotubes as they are growing. Patent applications can be viewed by the general public approximately 18 months after the filing date. There are two additional patent applications being developed related to “High Flow Rate Filters” and “Cross-linked Field Emission Sources.”

We have entered into an exclusive license agreement with Nanodynamics, Inc. regarding certain intellectual property.  Pursuant to the agreement, we will recieve royalties tied o the percentage of sales generated by Nanodynamics, Inc.from products developed in connection with our licensed technology.  Subject to certain provisions contained in the agreement, the agreement will remain in effect until we no longer have a claim to any patent contained in the intellectual property licensed to Nanodynamics, Inc.

Overview of Nanotechnology

The term “nanotechnology” refers to the manipulation of matter, both materials and devices, at or near the atomic or molecular level.  The dimensions of such materials or devices are measured in nanometers (one-billionth of a meter).

Many of the unique properties of nanostructures arise at sizes for which traditional fabrication processes, such as those presently used in semiconductor manufacturing, are either impractical or impossible using today’s technologies.  Scientists, therefore, have developed methods for forming nanostructures and nanomaterials from the “bottom up” using chemical synthesis to build them atom by atom with precise control, and from the “top down” using conventional mechanical means to reduce particles from bulk sizes into successively smaller and smaller sizes.  We believe that, in general, the “bottom up” approach has many advantages over a “top down” approach, including a higher yield of marketable product, lower production costs, and greater control over size, uniformity and purity.  Accordingly, we intend to use a “top down” process only in materials where chemical synthesis cannot be used, such as nanostructed metal alloys.

We believe that the potential for nanomaterials is significant, particularly given what we envision as the dual nature of how these materials will find use.  First, we believe nanomaterials represent an opportunity to replace conventional materials, as performance and property enhancements are realized with these new materials.  Second, we believe nanomaterials offer the potential to create components, products and devices that cannot be produced with conventional materials.  These “new” products, such as heat spreaders, high strength-to-weight materials, and high flow-rate filters, to name a few, could create enormous demand of the underlying nanomaterials in their own right.

Our Technologies and Potential Nanomaterials

The nanoscale structure which is the focus of our intellectual property is the carbon nanotube.  Carbon nanotubes consist of atoms of carbon in a hexagonal matrix that are rolled into a hollow tube.  Approximately 10,000 times thinner than a human hair, individual carbon nanotubes have demonstrated exceptional strength -- they reportedly are 100 times stronger than steel at one-sixth the weight -- and are excellent conductors of both heat and electricity.

We believe these properties make carbon nanotubes potential candidates for a broad range of applications.  Indeed, by building on proprietary processes and know-how we have developed and are developing both internally and through our various relationships, we believe that we will be able to develop a broad range of cost-competitive, high-performance carbon nanotube-based materials in commercial quantities.  The initial nanomaterials that we are seeking to develop are:

•	Cross-Linked Aligned Carbon Nanotubes;
•	Morphologically Grown Carbon Nanotubes;
•	Surface Decorated Carbon Nanotubes; and
•	Nano-Separated Carbon Nanotubes.

Cross-Linked Carbon Nanotubes

Carbon nanotubes are either of a single wall variety, or multi-wall, which is actually two or more nanotubes within each other.  While individual carbon nanotubes have demonstrated exceptional properties, such as high strength and thermal conductivity, their aggregate properties fall far short of expectations when used as a filler in composite materials.  This is due partly to the presence of defects in the carbon nanotubes, their tendency to bundle so they do not fully disperse in the composite, poor thermal transfer between disjoint carbon nanotubes, and interference effects between individual isolated carbon nanotubes.

Using the proprietary processes we have developed and are developing [for] cross-linking carbon nanotubes -- joining adjacent carbon nanotubes at several points and rotating the orientation of aligned alternating layers of carbon nanotubes -- we believe we can overcome these limitations.  In essence, by causing the assemblage of carbon nanotubes to act as a whole, rather than a collection of individuals, it is our expectation that the cross-linked carbon nanotubes will provide multiple pathways around defects, will permit thermal [and electrical] transfer between carbon nanotubes through cross-link bridges, will suppress the interference effects by the collective contributions of local groups of interconnected carbon nanotubes, and will exhibit increased strength, stiffness and toughness (i.e., the ability to withstand repeated impacts) since shock loads will be redistributed in all directions and around defects.

In light of these anticipated properties, we believe cross-linked carbon nanotubes will form the building blocks for powders, thin films, solid shapes and fabrics that can be used to produce heat spreaders for the laser, power, semiconductor and computer chip industries; high strength-to-weight materials for the aerospace, defense, and energy industries; and high flow-rate filters for the petroleum, bio-medical and chemical processing industries.

Hydrogen storage represents another potential application for cross-linked carbon nanotubes.  Although the use of individual carbon nanotubes for hydrogen storage have often produced mixed results, we believe three-dimensional cross-linking will dramatically increase the availability of additional interstitial sites between carbon nanotubes that are favorable to hydrogen adsorption.  In addition, it is our expectation that the open network structure of three dimensional cross-linked carbon nanotubes will offer easy access to the bulk interior (providing high conductance pathways for hydrogen into and out of the bulk material for fast charge and discharge cycles), and the mechanically robust structure of cross-linked carbon nanotubes will prevent physical degradation during repeated cycling (which is a common problem with other hydrogen storage media).

Morphologically Grown Carbon Nanotubes

             Carbon nanotubes have shown a variety of morphologies, including coiled shapes, and those with hooks on their ends.  As a result, we believe they lend themselves to a variety of applications.  For example, two electronic circuits could be joined, both electrically and mechanically, by simply entangling coiled carbon nanotubes attached to each circuit.  In addition, carbon nanotubes with hooks on their ends, arranged in a vertically aligned two-dimensional field, could be used as a nanoscale “velcro” for temporarily or permanently joining adjacent surfaces.

        The difficulty in preparing a specific morphology, such as a coil, is that often several morphologies are present simultaneously, and the ability to separate them is poor.  We believe we have developed a technique to grow carbon nanotubes with a controlled morphology tailored to suit the desired application.  In addition, by controlled sequencing and relative radial and perpendicular electric field strength adjustment during carbon nanotube growth, we believe a wide range of morphologies is possible. These include non-circular coils (square, elliptical, rectangular), coils of varying pitch and/or diameter (“beehive” and pyramidal), coils of periodically reversing chirality, and so on.

Surface Decorated Nanotubes

      It was found that various materials can be easily added to the surface of carbon nanotubes, both individually and in arrays, employing common physical vapor deposition processes.  When added, these material do not uniformly coat the surface of the carbon nanotubes, but rather form isolated nano-crystal islands resembling salt crystals on a pretzel. We believe these surface decorated carbon nanotubes will have high reactivity and selectivity due to the nano-crystal’s small size and high surface area, while benefiting from the great physical strength of the underlying carbon nanotube substrate.

            We believe surface decorated nanotubes have potential applications in the areas of antimicrobial activity and catalytic action.  In the former, we envision carbon nanotubes decorated with silver nano-crystals being blended into a polymer surface coating to impart antimicrobial properties to items ranging from surgical operating room surfaces to a household counter top.  Unlike previous approaches, the silver nano-crystals would be immobilized onto the surface of the carbon nanotubes and would not be expected to leach out into materials placed on these surfaces.  In the catalytic action area, a potential application for surface decorated nanotubes is in the petroleum industry where heavy “bottom” residues after refining crude oil could be catalytically cracked to produce an additional source of much needed gasoline.  The mechanically robust nature of the carbon nanotube substrate should lengthen the life of the catalyst in this physically demanding environment.

Nano-Separated Nanotubes.

When carbon nanotubes are synthesized, a range of sizes, diameters, chirality and metallic/semiconductor activities are produced.  Certain uses, such as semiconductor applications, can only use a certain type of carbon nanotube, and its functionality is compromised by the presence of other types of carbon nanotubes. For example, nanoscale transistor devices currently being developed using carbon nanotubes must only use semiconducting carbon nanotubes and are short-circuited by the presence of metallic carbon nanotubes.  Conversely, interconnects between devices using carbon nanotubes must only be of the metallic type.  In another example, the effectiveness of field-emission and heat spreader applications would be significantly improved if only metallic carbon nanotubes could be used.

            A number of optical techniques have been demonstrated that permit analysis of a given carbon nanotube sample as to the distribution of diameters, chiralities, and so on.  When these analytical approaches are coupled with cell-sorting technology, the ability to sort and collect carbon nanotubes by their diameter, for example, is created.  Basically, individual carbon nanotubes suspended in a carrier fluid are sent single-file through a fine capillary tube and interact with a low power laser beam. Depending on their optical response, each carbon nanotube is identified as to its diameter, whether it is metallic or semiconducting, and so on. The identified carbon nanotube then exits the capillary in a micro-droplet and electrostatic deflection plates direct this droplet into one of several collection vials. Separation rates of many tens of thousands per second are possible so that, after a few minutes of operation, millions of separated and isolated carbon nanotubes will have been collected.  We believe extremely high purities can be achieved and multiple units can be operated in parallel due to the relative simplicity of the equipment.

            We envision the isolated and collected carbon nanotubes being sold to developers of carbon nanotube applications and also being used for in-house applications such as extreme performance heat spreaders for high end and military uses.

Our Intellectual Property

  We currently have two patent applications pending – “Cross-linked Carbon Nanotubes” serial no. 11/144,954 filed on June 4, 2005, and “Morphological Control of Carbon Nanotubes” serial no. 11/418,403 filed on May 4, 2006. The first patent application deals with several subjects including hydrogen storage, thermal heat spreaders, high strength-to-weight materials, and the surface decoration of Carbon Nanotubes. Upon review by the United States Patent and Trademark Office, we may be required to subdivide this patent application into multiple applications dealing with each subject, although the original filing date will remain in effect. The second patent application relates to “Morphological Control” or determining the shape and structure of the Carbon Nanotubes as they are growing. Patent applications can be viewed by the general public approximately 18 months after the filing date. There are two additional patent applications being developed related to “High Flow Rate Filters” and Cross-linked Field Emission Sources.”

Our current patent portfolio relates uses of carbon nanotubes, including arrays of functionalized, cross-linked nanotubes, which may be formed as layers; the layers may then be polymerized and cross-linked, and formed into a three-dimensional carbon nanotube array for various applications. Such an array has many practical applications, including heat sinks and discharge in electronic and mechanical devices.

We have also entered into an exclusive license agreement with Nanodynamics, Inc. regarding certain intellectual property.  Pursuant to the agreement, we will recieve royalties tied o the percentage of sales generated by Nanodynamics, Inc.from products developed in connection with our licensed technology.  Subject to certain provisions contained in the agreement, the agreement will remain in effect until we no longer have a claim to any patent contained in the intellectual property licensed to Nanodynamics, Inc.

Research and Development.

We initially entered into a research and development relationship with the State University of New York at Stony Brook and contracted work out to Dr. Vladimir Samuilov of the Materials Science and Engineering Department.and his staff. The incurred costs of research materials, equipment and research staff time for Dr. Samuilov’s work was partially assumed by Stony Brook’s Sensor Center for Advanced Technology, and partially assumed by us, as part of an overall research agreement with us. Through that agreement we had access to a large array of research equipment with which to develop and characterize new proprietary materials.

Additional relationships are being developed and evaluated  with the Center for Functional Nanomaterials at Brookhaven National Laboratory, Upton, NY to utilize their advanced  test and characterization facilities, and with NASA’s Jet Propulsion Laboratory (JPL), Pasadena, CA, for product evaluation, and as a potential end-user.

Competition

              Presently, we have no marketable products or licensable technology.  Until we have a marketable product or licensable technology, we cannot assess the competition that we will face in bringing such product or technology to market.  There may be, however, others whose research and development efforts are focused on carbon nanotube-based materials that are similar to materials we are seeking to develop.  These “competitiors” may have substantially greater financial, technical, research and other resources than we do.  Moreover, the technologies they are developing may render our efforts or future products or technologies obsolete or uneconomical. Such competitors include General Electric for heat spreader applications, and Pall Corporation for high flow rate filters. Other anticipated products are also still in the development phase by potential competitors and have not yet been marketed. In addition, we anticipate developing new materials with unprecedented capabilities and price/performance which will create their own new markets, and for which no competition yet exists.

Employees

As of May 14, 2008, we had 4 employees, consisting of 3 executive officers and 1 engineering and technical personnel. All other personnel are hired as independent contarctors. These employees are not unionized or employed pursuant to any collective bargaining agreement or any similar agreement.  We believe our relationship with our employees is satisfactory.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Prior to the filing of this registration statement on Form 10, we were not subject to the reporting requirements of Section 12(a) or 15(d) of the Exchange Act.  However, the purpose of this registration statement is to become a fully reporting company on a voluntary basis.  Upon the effectiveness of this registration statement, we will file periodic reports with the SEC as required by laws and regulations applicable to fully reporting companies. The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer and the SEC maintains an Internet site that contains reports and other information regarding our company that may be viewed at http://www.sec.gov.

FORWARD LOOKING STATEMENTS

This registration statement on Form 10 contains “forward-looking statements” concerning our future results, future performance, intentions, objectives, plans, and expectations including, without limitation, statements regarding:

•	products under development and planned operations;
•	technological and competitive advantages;
•	applications of our technologies and timetables for commercialization of our technologies;
•	strategic alliances;
•	the competitive and regulatory environment;
•	planned integration of technologies with products; and
•	marketing strategies.

Our actual results, performance, and achievements may differ significantly from those discussed or implied in the forward-looking statements as a result of a number of known and unknown risks and uncertainties including, without limitation, those discussed below and in "Management's Discussion and Analysis or Plan of Operations."  In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such statements should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.  Words such as "believes," "anticipates," "expects," "intends," "may," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  We undertake no obligation to revise any of these forward-looking statements.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Each of the following risks could materially adversely affect our business, financial condition and results of operations, which could cause the price of our shares to decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

Risk Relating to Our Business

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We are a development stage company and our success is subject to the substantial risks inherent in the establishment of a new business venture.

We are a development stage company and our intended business and operations are subject to all of the risks inherent in the establishment of a new business venture.  Any future success we might enjoy will depend upon many factors, many of which may be beyond our control, or which cannot be predicted at this time. We may encounter unforeseen difficulties or delays in the implementation of our plan of operations which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We have a history of losses, we expect to incur losses in the future, and our auditors have expressed doubt as to our ability to continue as a going concern.

We have no significant assets and have not generated any revenues from operations. We have incurred net losses since commencing business, and we expect to incur substantial additional operating losses as a result of expenditures related to research and product development activities. The timing and amounts of these expenditures will depend upon many factors, some of which are beyond our control. As a result, we anticipate that we will continue to incur losses for the foreseeable future.  We may never generate material revenues or achieve profitability and, if we do achieve profitability, we may not be able to maintain profitability.

We received a report on our consolidated financial statements from our independent accountants, Bagell, Josephs, Levine & Company, L.L.C., for the year ended December 31, 2007, that includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern without, amongst other things, our success in generating new sources of revenue, obtaining debt or equity financing or restructuring our business.

We need additional capital.

We require substantial additional financing to implement our business plan and to cover unanticipated expenses.  The timing and amount of any such capital requirements cannot be predicted at this time.  There can be no assurance that any such financing will be available on acceptable terms, or at all.  If financing is not available on satisfactory terms or at all, we may be unable to expand at the rate desired or we may be required to significantly curtail or cease our business activities.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced and such securities may have rights, preferences and privileges senior to those of the common stock.  If capital is raised through a debt financing, we would likely become subject to restrictive covenants relating to our operations and finances.

Financing provided by management
John Leo, our President, has provided financing to the Company over the past 18 months in the form of capital contributions and notes. In the event Mr. Leo was to no longer provide such financing there would likely be a negative impact on the operations of the Company.

We face significant competition and may not be able to successfully compete.

Our current and future competitors are likely to have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater brand recognition, and more established relationships in the industry than we have, each of which may allow them to gain greater market share. As a result, our competitors may be able to develop and expand their offerings more rapidly, adapt to new or emerging technologies and changes more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale and devote greater resources to the marketing and sale of their technology and products than we can. There can be no assurance that we will successfully differentiate our current and proposed technology and products from the technologies and products of our competitors, that the marketplace will consider our technology and products to be superior to competing technologies and products, or that we will be able to compete successfully with our competitors.

Our business is subject to factors outside our control.

Our business may be affected by a variety of factors, many of which are outside our control.  Factors that may affect our business include:

• the success of our research and development efforts;
• competition;
• our ability to attract qualified personnel;
· the amount and timing of operating costs and capital expenditures necessary to establish our business, operations, and infrastructure;
• governmental regulation; and
• general economic conditions as well as economic conditions specific to the nanotechnology industry.

Our business is dependent upon our executive officers, and our ability to attract and retain other key personnel.

Our success is dependent in large part on the continued employment and performance of Gregory Konesky, Chief Scientist and Director of Research, as well as other key management and operating personnel.  The loss of any of these persons could have a material adverse effect on the business.  We do not have key person life insurance on any of our employees.

Our future success also will depend upon our ability to retain existing key personnel, and to hire and to retain additional qualified technical, engineering, scientific, managerial, marketing, and sales personnel.  The failure to recruit such personnel, the loss of such existing personnel, or failure to otherwise obtain such expertise would have a material adverse effect on our business and financial condition.

There are substantial risks inherent in attempting to commercialize new technological applications, and, as a result, we may not be able to successfully develop nantechnology for commercial use.

Our business is the research and development of nanotechnology, which is new and unproven. Our investigative scientists are at various stages of developing technology and such technology's commercial feasibility and acceptance is unknown.  Scientific research and development requires significant financing and has a lengthy lifecycle.  During our research and development process, we may experience technological issues that we may be unable to overcome.  Because of these uncertainties, none of our potential applications may be successfully developed.  If we are unable to successfully develop nanotechnology applications for commercial use, we will be unable to generate revenue or build a sustainable or profitable business.

We will need to achieve commercial acceptance of our applications to obtain revenue and achieve profitability.

Even if our research and development yields technologically feasible applications, we may not successfully develop commercial products on a timely basis, if at all. If our research efforts are successful, it could be at least several years before our technology will be commercially viable, and, during this period, superior competitive technologies may be introduced or customer needs may change diminishing or extinguishing the commercial uses for our applications.

Continued-

To date, the broad markets have generally not adopted nanotechnology-enabled products. We cannot predict when broad-market acceptance for nanotechnology-enabled products will develop, if at all, and we cannot reasonably estimate the projected size of any market that may develop. If markets fail to accept nanotechnology-enabled products, we may not be able to achieve revenue from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new technological applications to manufacturers for products accepted by customers. If we are unable to cost-effectively achieve OEM acceptance of our technology, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

We currently have no sales and marketing capabilities, and rely on an exclusive licensing agreement with one third party to generate all of our revenue.

We currently have no sales and marketing capabilities, and rely on an exclusive licensing agreement with one third party to generate all of our revenue. Consequently, any revenues to be received by us will be dependent on the efforts of such third party if we do not undertake to develop our own sales and marketing capabilities. The efforts of such third party may not be successful. If we desire to market any products directly, we will need to develop a marketing and sales force with technical expertise and distribution capability or contract with other companies with distribution systems and direct sales forces. Our failure to establish marketing and distribution capabilities or the failure of our exclusive third party licensing agreement to produce material revenue would have a material adverse effect on our business prospects.

We are dependent on outside manufacturers for the manufacture of our products. Therefore we will have limited control of the manufacturing process and related costs.

We are developing products which will require third-party assistance in manufacturing. The efforts of those third parties may not be successful. We may not be able to establish relationships with third-parties to manufacture our products.

We are dependent on third parties to supply all raw materials used in our products and to provide services for the core aspects of our business. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, profitability and cash flows.

We rely on third parties to supply all raw materials used in our products. In addition, we rely and will continue to rely on third-party suppliers, distributors and collaboration partners to provide services for many aspects of our business. Our business and financial viability are dependent on the regulatory compliance and timely and effective performance of these third parties, and on the strength, validity and terms of our various contracts with these third-party suppliers, distributors and collaboration partners. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, financial condition, profitability and cash flows.

Nanotechnology-enabled products are new and may be viewed as being harmful to human health or the environment.

There is increasing public concern about the environmental and ethical implications of nanotechnology that could impede market acceptance of products developed through these means. Potentially, nanotechnology-enabled products could be composed of materials such as carbon, silicon, silicon carbide, germanium, gallium arsenide, gallium nitride, cadmium selenide or indium phosphide, and nanotechnology-enabled products have no historical safety record. Because of the size, shape, or composition of the nanostructures or because they may contain harmful elements, nanotechnology-enabled products could pose a safety risk to human health or the environment. In addition, some countries have adopted regulations prohibiting or limiting the use of certain materials that contain certain chemicals, which may limit the market for nanotechnology-enabled products. U.S. government authorities could, for social or other purposes, prohibit or regulate the use of nanotechnology. The regulation and limitation of the kinds of materials used in or to develop nanotechnology-enabled products, or the regulation of the products themselves, could harm the commercialization of nanotechnology-enabled products and impair our ability to achieve revenue from the license of nanotechnology applications.

We will need approval from governmental authorities in the United States and other countries to successfully realize commercial value from our activities.

In order to clinically test manufacture, and market products for commercial use, we may need to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies, including the U.S. Food and Drug Administration (FDA). Technology and product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. The time and expense required to perform the required testing can vary and is substantial. In addition, no action can be taken to market any biologic, drug or device in the United States until an appropriate marketing application has been approved by the FDA. Furthermore, even after initial FDA approval has been obtained, further trials may be required to provide additional data on safety and effectiveness. Adverse events that are reported during regulatory trials or after marketing approval can result in additional limitations being placed on a product's use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after approval, can result in product liability claims against us, which could significantly and adversely impact the value of our common stock.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.

Our intellectual property rights are important to our business. Currently, there are limited safeguards in place to protect our intellectual property rights, and the protective steps we intend to take may be inadequate to deter misappropriation of those rights.  We have filed and intend to continue to file patent applications. If a particular patent is not granted, the value of the invention described in the patent would be diminished. Further, even if these patents are granted, they may be difficult to enforce.  Efforts to enforce our patent rights could be expensive, distracting for management, unsuccessful, cause our patents to be invalidated, and frustrate commercialization of products. Additionally, even if patents are issued, and are enforceable, others may independently develop similar, superior, or parallel technologies to any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus, the patents held by us may not afford us any meaningful competitive advantage. Our inability to maintain our intellectual property rights could have a material adverse effect on our business, financial condition and ability to implement our business plan. If we are unable to derive value from our intellectual property, the value of your investment in us will decline.

Risks Relating to Our Company

John C. Leo, our President and Norman Fuchs our Chariman own a controlling interest in our voting stock.

As of May 14, 2008, John C. Leo and Norman Fuchs each own 1,029,167 shares of common stock or in the aggregate, 34.74% of the 5,925,717 shares outstanding Thus, Messrs. Leo and Fuchs, will have the ability to control matters submitted to our stockholders for approval, including:

▪	election of our board of directors;
▪	removal of any of our directors;
▪	amendment of our certificate of incorporation or bylaws; and
▪	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions as directors and executive officers, they are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We depend on key personnel and attracting qualified management personnel.

Our success depends to a significant degree upon the management skills of John Leo our President, and Gregory Konesky our Chief Scientist and Director of Research and Development. The loss of their services would have a material adverse effect on our company.  We do not maintain key person life insurance for any of our officers or employees.  Our success also depends upon our ability to attract and retain qualified marketing and sales executives and other personnel.  We compete for qualified personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance that we will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on our business.

Our right to issue Preferred Stock could adversely affect shareholders.

Our certificate of incorporation authorizes the issuance of preferred stock with such designations, rights, and preferences as may be determined from time to time by our Board of Directors, without any further vote or action by our shareholders.  Therefore, our Board of Directors is empowered, without shareholder approval, to issue a class of stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of the common stock.

The requirements of complying with the 1934 Exchange Act and the Sarbanes-Oxley Act of 2002 may strain our resources, and our internal control over financial reporting may not be sufficient to ensure timely and reliable external financial reports.

We will be subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, including Section 404 relating to internal control over financial reporting. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, corporate governance standards and internal control over financial reporting. Section 404 of the Sarbanes-Oxley Act requires that management document and test our internal control over financial reporting and provide management’s conclusion in our Annual Report on Form 10-K for the fiscal year ending December 31, 2007 whether our internal control over financial reporting at December 31, 2007 is effective. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required as we may need to devote financial resources, additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with public company reporting requirements. We cannot assure you that we will be able to implement any required changes to correct possible material weaknesses in internal control over financial reporting and sufficiently document and test the revised internal control procedures in order to make a positive conclusion as to the effectiveness of internal control over financial reporting by December 31, 2007.

Risk Relating to Our Stock

If the ownership of our common stock continues to be somewhat concentrated in shares owned by our management, and mainly Messrs. Leo and Fuchs, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

As of May 14, 2008, Messrs. Leo and Fuchs beneficially own or control approximately 34.74% of the votes that may be cast in any stockholder vote. Accordingly, Messrs. Leo and Fuchs will have control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. This stockholder may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

Our common stock price may fluctuate significantly.

Because we are a developmental stage company, there are few objective metrics by which our progress may be measured. Consequently, we expect that the market price of our common stock will likely fluctuate significantly. We do not expect to generate substantial revenue from the license or sale of our nanotechnology for several years, if at all. In the absence of product revenue as a measure of our operating performance, we anticipate that investors and market analysts will assess our performance by considering factors such as:

•	announcements of developments related to our business;
•	developments in our strategic relationships with scientists within the nanotechnology field;
•	our ability to enter into or extend investigation phase, development phase, commercialization phase and other agreements with new and/or existing partners;
•	announcements regarding the status of any or all of our collaborations or products;
•	market perception and/or investor sentiment regarding nanotechnology as the next technological wave;
•	announcements regarding developments in the nanotechnology field in general;
•	the issuance of competitive patents or disallowance or loss of our patent rights; and
•	quarterly variations in our operating results.

We will not have control over many of these factors but expect that our stock price may be influenced by them. As a result, our stock price may be volatile and you may lose all or part of your investment.

The market for purchases and sales of our common stock may be very limited, and the sale of a limited number of shares could cause the price to fall sharply.

Our securities are very thinly traded.  Accordingly, it may be difficult to sell shares of the common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Shareholder interest in us may be substantially diluted as a result of the sale of additional securities to fund our plan of operation.

Our Certificate of Incorporation authorizes the issuance of an aggregate of 40,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock, on such terms and at such prices as our Board of Directors may determine. Of these shares, an aggregate of 5,925,717 shares of common stock have been issued, and no shares of preferred stock have been issued. Therefore, approximately 34,074,283 shares of common stock remain available for issuance by us to raise additional capital, in connection with technology development or for other corporate purposes. Issuances of additional shares of common stock would result in dilution of the percentage interest in our common stock of all stockholders ratably, and might result in dilution in the tangible net book value of a share of our common stock, depending upon the price and other terms on which the additional shares are issued. In addition, the issuance of additional shares of common stock upon exercise of the warrants, or even the prospect of such issuance, may be expected to have an effect on the market for the common stock, and may have an adverse impact on the price at which shares of common stock trade.

If securities or industry analysts do not publish research reports about our business, or if they make adverse recommendations regarding an investment in our stock, our stock price and trading volume may decline. The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no industry or securities analysts commence coverage of us, the trading price of our stock could be negatively impacted. In the event we obtain industry or security analyst coverage, if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one of more of these analysts cease to cover us or our industry or fails to publish reports about us regularly, our common stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

We do not intend to declare dividends on our common stock.

We will not distribute cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

The price of our common stock is likely to be volatile and subject to wide fluctuations.

The market price of the securities of nanotechnology and biotechnology related companies have been especially volatile. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or, if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for nanotechnological and biotechnological stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our common stock could fall for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

The public trading market for our common stock is limited and may not be developed or sustained which could limit the liquidity of an investment in our common stock.  There is a limited trading market for the common stock. The common stock of the Company was previously listed on the OTC Bulletin Board under the symbol DKII.OB and requested to deregister as a reporting company on 4/7/2004 in conjunction with its liquidation of assets. Since March 2005, the common stock has been traded sporadically under the symbol "DKII.PK" on the Pink Sheets, an inter-dealer automated quotation system for equity securities. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained which could limit your ability to sell our common stock at a desired price.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

▪	Make a suitability determination prior to selling a penny stock to the purchaser;
▪	Receive the purchaser's written consent to the transaction; and
▪	Provide certain written disclosures to the purchaser.

Our common stock is deemed to be “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

▪	With a price of less than $5.00 per share;

▪	That are not traded on a “recognized” national exchange;

▪	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

▪
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade “penny stocks” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities.

Item 2.  Management's Discussion and Analysis or Plan of Operations.

Safe Harbor Regarding Forward-Looking Statements

You should read the following discussion in conjunction with the combined financial statements and the corresponding notes.  The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.  Please see “Forward Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

SGK is a development stage company organized to identify, develop and exploit nanostructures and, through various means, including commercial manufacturing, exploit proprietary rights in the field of nanotechnology. The Company is focused on developing and perfecting viable nanomaterials, components and devices and then sub-licensing the manufacture and commercialization to strategic partners which incorporate nanotechnology. Nanotechnology involves manipulating matter at a microscopic level to produce materials, coatings, components, designs, products and devices for industrial applications whose characteristics are, at least in part, influenced by the extremely small size of the constituent materials or structures. Within the field of nanotechnology, the Company is focusing on the development and manufacture of a range of nanomaterials, which can be incorporated into components and devices. Application areas include but are not limited to fuel cells, hydrogen storage systems, micro-electronics, semiconductors, bio/life sciences.

On March 30, 2005 the Company completed a reverse merger with DK Investors, Inc. Until August 25, 2004 DK Investors was a closed-end managed investment company which, until the end of 2003, invested solely in tax exempt municipal and state issued securities.

Financial Operations Overview

The Company expects to incur substantial additional costs, including costs related to ongoing research and development activities. We intend to raise additional debt and/or equity financing to sustain our operations. The Company's future cash requirements will depend on many factors, including continued scientific progress in our research and development programs, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patents, competing technological and market development and the cost of product commercialization. We do not expect to generate a positive cash flow from operations at least until the commercial launch of our first product and possibly later given the expected spending for research and development programs and the cost of commercializing product candidates. Accordingly, we will require external financing to sustain our operations, perhaps for a significant period of time. We intend to seek additional funding through grants and through public or private financing transactions. Successful future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development, regulatory approvals and market acceptance for our products.

Selling, General and Administrative Expenses

Our selling, general and administrative, or SG&A, expenses include costs associated with salaries and other expenses related to research and other administrative costs. In addition, we have incurred expenses through the use of consultants and other outsourced service providers to take advantage of specialized knowledge and capabilities that we required for short durations of time to avoid unnecessary hiring of full-time staff.

Results of operations

For the years ended December 31, 2007 and 2006 we had no revenue. We incurred operating expenses, excluding interest expense, of $28,171 and $69,663 for the years ended December 31, 2007 and 2006 respectively. Interest expense for 2007 and 2006 was $14,438 and $10,980 respectively. The Company incurred net losses of $42,609, $82,833 and $337,809 for the years ended December 31,2007, December 31, 2006 and from September 18, 2003 (inception) to December 31, 2007, respectively.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

We have entered into an exclusive  license agreement with Nanodynamics to market  our technology through products that we will develop. These marketing plans will have to be successfully implemented.  The first commercial product we are planning to market from our nanotechnology platform is a “nano heat spreader”. The product will be marketed to producers of high value products for electronic chips. These chips are typically used in commercial and military applications. In addition to our core nano platform, we will continue to develop and build commercial and research vacuum process reactors. In addition, we will use our technical know-how to help with design and consulting services on production processes associated with the reactors.

We will require outside capital to implement our business plan. We will have to expand our management  team with qualified personnel. Our intent is contunue to develop products that will be marketed by third parties such as Nanodynamics. In addition, we plan on developing products that would potentially be sold or licensed to third parties. We anticipate having products ready for market in 2009 but cannot be sure that this will be the case.  There can be no assurance that our management will be successful in completing our product development programs, implementing the corporate infrastructure to support operations at the levels called for by our business plan, conclude a successful sales and marketing plan with third parties to attain significant market penetration or that we will generate sufficient revenues to meet our expenses or to achieve or maintain profitability.

Liquidity and Capital Resources

The company does not currently have sufficient resources to cover ongoing expenses and expansion. As of May 14, 2008 the company had $4,176 of cash and current liabilities owing of $ 174,440. We plan on raising additional funds from institutional investors to impliment our business model.  In the event we are unsuccessful this will have a negative impact on our operations.  Our President, John Leo, has previously provided funding for working capital needs and our hope is that he would continue to do so.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Item 3.  Description of Property.

Our corporate headquarters are located at the offices of our President, John Leo, c/o Primary Capital LLC, 14 Wall Street, 20th Floor, New York, New York.  We do not pay  rent to Mr. Leo or Primary Capital LLC.

               Through its relationship and prior consulting agreement with Dr. Vladimir Samuilov and prior grant agreement with the State University of New York at Stony Brook, the Company has acess to and full use of the following facilities

Polymer Thin Film Laboratory:

The facilities of the Polymer Thin Film Laboratory are used:  KSV -5000 - Langmuir-Blodgett Instrument, photoresist spinners; and ultra-high and medium vacuum ovens. The extensive surface imaging facilities including a Digital Nanoscope AFM, a Topometrix atomic, lateral, and phase microscope, a Dimension 3000 SPM, and a TA/Topometrix imaging SPM, TEM, HRTEM are used for topography analysis.
Additional facilities: a Nicolet Magna-IR 760 E.S.P. optical bench spectrometer with a 1.0 CFM Balston air dryer, a Mettler Toledo DSC apparatus with vacuum cooling and heating capability, an Atomika 3000-30 SIMS, a temperature controlled contact angle goniometer, a Rudolph multi-wavelength ellipsometer, a Nicolet FTIR, a 1500X Olympus Nomarsky microscope.

Department of Materials Science Facilities:

High vacuum chamber with ion gun,  Philips CM12 STEM, high brightness (LaB6) electron gun, ultra-thin window energy dispersive x-ray spectrometer and parallel electron energy loss spectrometer, a TV recording system, LN cooled and straining stages, Philips EM301 TEM with a variety of specimen stages, ISI-SX30 SEM with energy dispersive x-ray spectrometer and a Robinson backscatter detector, a Reichert Ultramicrotome . The closed cycle cryostat CCS-550 manufactured by Janis Research Company used for the measurements of the samples with wire-bonded contacts.

Other resources available at Stony Brook include: secretarial, machine shop, electronics and glass shop.

TEK-VAC Industries, facilities:

          The Company maintains a working arrangement with Robert Salat of Tek-Vac Industries. Developing the necessary processes and equipment to go from laboratory-scale to production-scale is done by Robert Salat of Tek-Vac Industries. His facilities include a complete machine shop containing various lathes, drill presses, band saws, welding equipment, punches and presses, electropolish facilities, vacuum assembly and leak test equipment, a clean room, and computer-aided design and documentation facilities.  We are currently in the process in discussing a more structured agreement with Mr. Salat.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding the ownership of our capital stock, as of May 14, 2008, for: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all of our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)

Common Stock	Norman Fuchs(1)	1,029,167	17.37%

Common Stock	John C. Leo(1)	1,029,167	17.37%

Common Stock	Lawrence Goldstein(1)	1,108,333	18.70%

Common Stock	Philip F. Palmeck(1)	1,108,333	18.70%

Common Stock	Gregory A. Konesky(1)	475,000	8.02%

Common Stock	All officers and directors as a group (5 in number)	4,750,000	80.16%

(1)	The person listed is an officer and/or director of the Company and the address for each beneficial owner is c/o Primary Capital LLC, 14 Wall Street, 20th Floor, New York, New York 10005.

(2)	Based on 5,925,717 common shares; there are no Preferred Stock outstanding as of May 14, 2008.

Item 5.  Directors, Executive Officers, Promoters and Control Persons.

The following table sets forth the names and ages as of management, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes as much of his working time to our business as is required.

Name	Age	Position	Date Appointed Director

John C. Leo	43	President, Secretary, Director	October 14, 2005

Norman Fuchs	55	Chairman of the Board of Directors	October 14, 2005

Gregory Konesky	55	Chief Scientist and Director of Research	October 14, 2005
Brain Zucker                                               47                  Chief Financial Officer, Director                     October 14, 2005

 The principal occupation for the past five (5) years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Management

John Leo is our President, Secretary and a member of  our Board of Directors.  Mr. Leo is the founder, president, and general securities principal of Primary Capital LLC (PC), a full service investment banking firm registered with the Securities and Exchange Commission  (SEC), Financial Industry Regulatory Authority (FINRA), , and the Securities Investor Protection Corporation (SIPC).  PC’s core focus and expertise is in reverse merger transactions and private placement financings.  PC works with both domestic and foreign issuers, with a specific expertise in identifying profitable private companies in China as well as other emerging markets such as Eastern Europe and India that have the potential to be successful public companies in the United States.  Mr. Leo is also a managing member of Strategic Alliance Capital, LLC, a private equity/hedge fund dedicated to making investments in reverse mergers, private placements, and alternative financing transactions in both public and private companies.  Prior to founding Primary Capital, Mr. Leo was the founder, president, and general securities principal of American Union Securities, Inc. (AUS) from its inception in December 2003 until March 2007 when he sold his majority interest in the firm., AUS was a full service investment banking firm registered with the SEC, FINRA, and SIPC..  Prior to starting AUS, Mr. Leo was the founder and managing member of Venture Capital Partners, LLC, a private merchant banking and consulting firm that provided various advisory services to late-stage private companies and small to mid-sized public companies.  From 1995 through 2001, Mr. Leo was a registered principal and OTC trader with AM Capital (1995 to 1997) and MH Meyerson (1997 to 2001). At these firms, Mr. Leo was responsible for executing orders for non-market makers as well as position trading for the firms’ proprietary accounts.  From 1987 through 1994, Mr. Leo was registered with Wolf Financial Group, a New York-based investment bank and brokerage firm.  Mr. Leo graduated from Rollins College with a degree in psychology. Mr. Leo maintains the following FINRA registrations: Series 7, 63, 55 and 24.

Norman Fuchs is our Chairman of the Board of Directors.  Mr. Fuchs has an extensive background in establishing and managing start-up ventures as well as assisting the technical managers in venture capital backed start-ups. Mr. Fuchs has spent the last twenty years working in corporate finance and investment banking. He has also worked for several Wall Street firms as an equity analyst. Mr. Fuchs did his undergraduate engineering course work at  Brooklyn Polytechnic Institute until 1975 and continued with his graduate programs at the State University of NY at Stony Brook until 1977. While a Fund Manager with Aberlyn Capital Management Mr. Fuchs was involved in the founding of the Technology Incubator at the State University of New York at Stony Brook. He as member of the New York Society of Security Analysts and the CFA Institute.

Gregory Konesky is the Chief Scientist and Director of Research of SGK Nanostructures, which he co-founded. He is also the Lead Scientist on the J-Plasma Project at Bovie Medical Corporation, Melville, NY, where he also serves on the Board of Scientific Advisors. He has previously held positions as a Research Associate in the investment community, a Systems Designer for advanced materials research applications, and a Course Director at the Polytechnic Institute of New York, and has two patents  granted and three pending. He has conducted research in diverse areas ranging from developing new materials to teleoperation and telepresence to quantum entanglement, and has over 47 papers and presentations in these and other areas. He is a member of the MRS, AAAS, IEEE, SPIE, NYAS, SVC, ACS and OSA.

Brian Zucker is our Chief Financial Officer  as well as the CFO and Financial Operations Principal for numerous broker dealers and hedge funds. He is a member of the American Institute of Certified Public Accountants, as well as a member of the New York and New Jersey State Society of CPA’s. He has over twenty years of experience as a CPA specializing in the securities industry.  He started his career as a Senior Consultant at both Price Waterhouse and Deloitte Haskins and Sells. Mr. Zucker currently manages a firm which provides a broad range of services to hedge funds, broker dealers and high net worth individuals. He has previously served as the President and Chairman of Atlantis Business Development Corp. (ABDV) , and as a Managing Director of American Frontier Financial Corp., a full service investment banking and brokerage firm. As a member of their investment banking committee he was responsible for evaluating investment opportunities for the firm. Mr. Zucker holds a Bachelor’s degree in accounting from Pace University in New York, and has the following NASD licenses: series 7, 63, 24 and 27.

Board of Directors

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion. We have had a standing audit committee since our inception.

Significant Employees

The following table sets forth the names, ages and positions of several significant employees.

Name	Age	Position
Gregory Konesky	55	Research Scientist

Dr. Victoria Fink	50	Research Consultant

Robert Salat	72	Design Consultant

Gregory Konesky is the Chief Scientist and Director of Research of SGK Nanostructures, which he co-founded. He is also the Lead Scientist on the J-Plasma Project at Bovie Medical Corporation, Melville, NY, where he also serves on the Board of Scientific Advisors. He has previously held positions as a Research Associate in the investment community, a Systems Designer for advanced materials research applications, and a Course Director at the Polytechnic Institute of New York, and has two patents  granted and three pending. He has conducted research in diverse areas ranging from developing new materials to teleoperation and telepresence to quantum entanglement, and has over 47 papers and presentations in these and other areas. He is a member of the MRS, AAAS, IEEE, SPIE, NYAS, SVC, ACS and OSA.

Dr. Victoria Fink is a Research Scientist who has areas of experience in advanced materials development, nanomaterials deposition techniques, and process development. Her academic appointments include Technion Institute of Technology, Israel, the State Academy of Metallurgy, Ukraine, University of British Colombia, and Simon Fraser University, Canada. She has had over 25 years experience developing advanced materials for organizations including FC Hydrogen Applied Materials, L. G. Materials Research, Ltd, and The Special Technological Design Bureau, Ukraine. She has over 50 publications and presentations, and over 40 patents in Russia and the Ukraine. She has participated in studies related to hydrogen storage and separation, metal-hydrogen interactions, and the processing of thermoelectric materials. She has developed metal matrix composites with exceptional strength and high temperature characteristics for use in aerospace components.

Robert Salat is a Design Consultant with SGK and is the President of Tek-Vac Industries, Inc., which designs and manufactures advanced materials processing equipment. He has had over 40 years experience in the design and development of components and systems to handle advanced materials production, ranging from micro-scale to pilot plant scale. He has 17 patents and a Special Certification to develop process and equipment for the National Government Laboratories. He has designed and constructed production equipment related to such diverse areas as diamond thin film synthesis, amorphous silicon solar cell production, test chambers for NASA subcontractors to simulate the Space Shuttle cargo bay and drilling equipment evaluation on a simulated Martian surface, fluidized bed reactors, liquid phase epitaxy reactors, night-vision cluster tools, tritium purification and storage, diamond-like Nanocomposite reactors, and Solarization simulators, to name a few.

Family Relationships

No family relationships exist among our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, none of our directors, executive officers, promoters, control persons, or nominees has been:

·
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

·	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

·
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

·	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

We have not adopted a Code of Ethics at this time but do intend to do so in the future.

Item 6.  Executive Compensation.

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2007 and 2006 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

John Leo President and Chief	2007	10,000	0	0	0	0	0	0	10,000
Executive Officer	2006	10,000	0	0	0	0	0	0	10,000
	2005	10,000	0	0	0	0	0		10,000

Brian Zucker	2007	10,000	0	0	0	0	0	0	10,000
Chief Financial	2006	10,000	0	0	0	0	0	0	10,000
Officer	2005	10,000	0	0	0	0	0	0	10,000

________________________

Salaries listed above are pursuant to employment agreements and have been earned but not yet paid due to cash constraints. They have been accrued and reflected in the financial statements and will be paid when funds  become available.

Outstanding Equity Awards at Fiscal Year-End Table. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended December 31, 2007, and the subsequent period up to the date of the filing of this prospectus.

Stock Option Plan

None.

Employment Agreements

We currently have employment agreements with Brian Zucker, John Leo, Greg Konesky and Norman Fuchs.

Compensation of Directors

For the fiscal year ended December 31, 2007, and the subsequent period up to the date of the filing of this registration statement, the Company did not compensate directors for their services and does not anticipate any change to this policy.

Item 7.  Certain Relationships and Related Transactions.

On October 14, 2005, Mr. Leo agreed to provide the Corporation with $26,000 as a capital investment at a price of $0.0253 per share of common stock of the Corporation.  In order to facilitate Mr. Leo’s provision of capital, Mr. Fuchs agreed to assign back to the Corporation and have the Corporation cancel 50% of his common stock holdings in the Corporation.  The funds were used for general working capital, to provide the Corporation with short term liquidity and to pay over due bills.  It was decided that in exchange for the $26,000 the Corporation would issue to Mr. Leo an amount of shares of common stock of the Corporation equal to the amount owned by Mr. Fuchs after giving effect to the return and cancellation of 50% of Mr. Fuch’s shares (in accordance with the above).  It was agreed that this amount equates to 1,029,150 shares of common stock. The amount of $26,000 was deposited into the Corporation’s bank account no later than December 15, 2005 by Mr. Leo, in accordance with his agreement with the Company.

In addition to the above capital contributions made by Mr. Leo, he also holds notes payable with an outstanding balance of $62,969 as of December 31, 2007 and $72,969 as of May 14, 2008.  The terms of the loan are:

Interest:  Accrues at a fixed rate of 15%

Payoff:    Principal and interest are to be paid at the occurrence of the following events: A) Any financing in excess of $25,000 B) A change of control of the board, C) The issuance of shares equal to or greater than 10% of the outstanding in any 12 month period or other securities in which upon conversion would equate to an issuance in excess of 10% of the outstanding. D) The occurrence of any business combination transaction.

Item 8.  Description of Securities.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share,   As of May 7, 2008, there were outstanding 5,925,717 common shares and no  shares of Class A Preferred Stock

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

Preferred Stock

We have authorized 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which none have been issued.   Our Board of Directors has the authority, without further action by the stockholders, to issue from time to time the blank check preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

PART II

Item 1.  Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder
Matters.

Our common stock is currently quoted on the PinkSheets under the symbol “DKII”. There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years, and the subsequent interim period. These quotations as reported by the PinkSheets reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2006	High Bid	Low Bid
1st Quarter Ended March 31	$1.01	$0.06
2nd Quarter Ended June 30	$0.06	$0.06
3rd Quarter Ended September 30	$0.06	$0.06
4th Quarter Ended December 31	$0.06	$0.06

YEAR 2007	High Bid	Low Bid
1st Quarter Ended March 31	$0.06	$0.06
2nd Quarter Ended June 30	$0.25	$0.06
3rd Quarter Ended September 30	$0.35	$0.15
4th Quarter Ended December 31	$0.40	$0.11

YEAR 2008	High Bid	Low Bid
1st Quarter Ended March 31	$0.11	$0.11

Holders

As of May 14, 2008 in accordance with our transfer agent records, we had 174 stockholders of record, holding 5,925,717 common shares.

Dividends

Historically, we have not paid dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business. Should we ever produce sufficient earnings as a result of gains in securities of Concept Affiliates we develop, our Board of Directors, after taking into account our earnings, capital requirements, financial condition and other factors, has the discretion to distribute such securities to our stockholders as property dividends.

Item 2.  Legal Proceedings.

There are no pending legal proceedings to which we or our properties are subject.

Item 3.  Changes in and Disagreements With Accountants.

None.

Item 4.  Recent Sales of Unregistered Securties

Within the last three (3) years, we issued the following securities pursuant to exemptions from registration under the 1933 Securities Act (the "Securities Act").

On October 14, 2005, we issued to John C. Leo 1,029,150 shares of common stock, at a price of $0.0253 per share, for his capital contribution of $26,000

       All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. Each of these shareholders was a sophisticated investor and had access to information regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transactions.

Item 5.  Indemnification of Directors and Officers.

Section 402 of the Business Corporation Law of the State of New York (the "BCL") provides that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Supreme Court of the State of New York, or any other court in which the suit may be brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

Our Certificate of Incorporation provides for the elimination of the personal liability of a director to us and to our stockholders for monetary damages for breach of a fiduciary duty as a director.  However, our Certificate of Incorporation has not (and are not permitted by statute to have) eliminated the liability of a director for (i) any breach of a director's duty of loyalty to the registrant and its stockholders; (ii) any acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any action under Section 719 of the BCL, including paying a dividend or approving an illegal dividend; or (iv) any transaction from which the director derived an improper personal benefit.

The general effect of the foregoing provisions is to reduce the circumstances in which an officer, director, agent, or employee may be required to bear the economic burdens of certain liabilities and expenses.

DK INVESTORS, INC.
(A Development Stage Company)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:	PAGE(S)

Report of Independent Registered Public Accounting Firm	F1

Consolidated Balance Sheets as of December 31, 2007 and 2006	F2

Consolidated Statements of Operations for the years ended
December 31, 2007 and 2006 with Cumulative Totals since Inception	F3

Consolidated Statements of Changes in Stockholders’ (Deficit) for the
period September 18, 2003 (Inception) Through December 31, 2007	F4

Consolidated Statements of Cash Flow for the years ended December 31,
2007 and 2006 with Cumulative Totals since Inception	F5

Notes to Consolidated Financial Statements	F6

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

406 Lippincott Drive, Suite J
Marlton, New Jersey 08053

(856) 346-2828 Fax (856) 396-0022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
DK Investors, Inc.
C/o Primary Capital, LLC
14 Wall Street, 20th Floor
New York, NY 10005

We have audited the accompanying consolidated balance sheets of DK Investors, Inc. (the "Company"), a development stage company, as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholder's (deficit), and cash flows for the years then ended, and the cumulative totals since the Company's inception, September 18, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DK Investors, Inc., a development stage company, as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended and the cumulative totals since the Company's inception, September 18, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, unless the Company is successful in generating new sources of revenue, or obtaining debt or equity financing, or restructuring its business, the Company will deplete its working capital during 2008. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Marlton, New Jersey

March 28, 2008

DK INVESTORS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

ASSETS

	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$4,280	$5,280

Total current assets	4,280	5,280

Fixed assets - net	3,171	7,043

TOTAL ASSETS	$7,451	$12,323

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$98,991	$76,254
Notes payable - officer	62,969	47,969

Total current liabilities	161,960	124,223

LONG-TERM LIABILITIES
Note payable - Nano Dynamics	110,000	110,000

Total long-term liabilities	110,000	110,000

Total liabilities	271,960	234,223

STOCKHOLDERS' (DEFICIT)
Preferred stock, $.001 par value, 10,000,000 shares authorized;
-0- shares issued and outstanding at December 31, 2007 and 2006	-	-
Common stock, $.0001 par value, 40,000,000 shares authorized;
5,925,717 shares issued and outstanding at December 31, 2007 and 2006	593	593
Additional paid-in capital	72,707	72,707
Accumulated deficit	(337,809)	(295,200)

Total stockholders' (deficit)	(264,509)	(221,900)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$7,451	$12,323

The accompanying notes are an integral part of these consolidated financial statements

DK INVESTORS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(With Cumulative Totals Since Inception)

			September 18, 2003
	Year Ended	Year Ended	(Inception) to
	December 31, 2007	December 31, 2006	December 31, 2007

OPERATING EXPENSES:
Research contract	$-	$-	$96,199
Consulting	-	36,015	125,515
Depreciation expense	3,872	2,400	8,672
General and administrative expenses	104	1,748	4,046
Officer salaries	20,000	20,000	44,166
Professional fees	4,195	29,500	54,575
Total operating expenses	28,171	89,663	333,173

(LOSS) FROM OPERATIONS	(28,171)	(69,663)	(333,173)

OTHER INCOME (EXPENSE)
Sale of equipment	-	-	22,785
Sale of license	-	-	6,250
Interest expense	(14,438)	(13,170)	(33,671)
TOTAL OTHER INCOME (EXPENSE)	(14,438)	(13,170)	(4,636)

(LOSS) BEFORE PROVISION FOR INCOME TAXES	(42,609)	(82,833)	(337,809)
Provision for income taxes	-	-	-

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(42,609)	$(82,833)	$(337,809)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.00)	$(0.01)	$(0.06)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,925,717	5,925,717	5,925,717

The accompanying notes are an integral part of these consolidated financial statements

DK INVESTORS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'  (DEFICIT)
FOR THE PERIOD SEPTEMBER 18, 2003 (INCEPTION) THROUGH DECEMBER 31, 2007

	Common Stock		Preferred Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid - In Capital	Deficit	Total

Balance, September 18, 2003 (Inception)	-	$-	-	$-	$-	$-	$-

Capital contributed by directors	1	-	-	-	19,000	-	19,000

Net loss for the period ended December 31, 2003	-	-	-	-	-	(7,515)	(7,515)

Balance December 31, 2003	1	-	-	-	19,000	(7,515)	11,485

Capital contributed by DK Investors, Inc.	-	-	-	-	4,000	-	4,000

Common stock issued to directors and executive	479,999	-	-	-	-	-	-

Net loss for the year ended December 31, 2004	-	-	-	-	-	(34,322)	(34,322)

Balance, December 31, 2004	480,000	-	-	-	23,000	(41,837)	(18,837)

Effect of reverse merger	5,445,717	593	-	-	49,707	-	50,300

Net loss for the year ended December 31, 2005	-	-	-	-	-	(170,530)	(170,530)

Balance, December 31, 2005	5,925,717	593	-	-	72,707	(212,367)	(139,067)

Net loss for the year ended December 31, 2006	-	-	-	-	-	(82,833)	(82,833)

Balance, December 31, 2006	5,925,717	593	-	-	72,707	(295,200)	(221,900)

Net loss for the year ended December 31, 2007	-	-	-	-	-	(42,609)	(42,609)

Balance, December 31, 2007	5,925,717	$593	-	$-	$72,707	$(337,809)	$(264,509)

The accompanying notes are an integral part of these consolidated financial statements

DK INVESTORS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(With Cumulative Totals Since Inception)

			September 18, 2003
	Year Ended	Year Ended	(Inception) to
	December 31, 2007	December 31, 2006	December 31, 2007

CASH FLOW FROM OPERATING ACTIVITIES
Net (loss)	$(42,609)	$(82,833)	$(337,809)

Adjustments to reconcile net loss to net cash
(used in) operating activities:
Depreciation	3,872	2,400	8,672

Changes in assets and liabilities
Decrease in due from officer	-	14,631	-
Increase in accounts payable and accrued expenses	8,299	40,625	65,320
Increase in accrued interest	14,438	13,170	33,671

Total adjustments	26,609	70,826	107,663

Net cash (used in) operating activities	(16,000)	(12,007)	(230,146)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	-	-	(11,843)

Net cash (used in) investing activities	-	-	(11,843)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan and note payable	10,000	7,969	167,969
Capital contributed by director	5,000	-	5,000
Issuance of common stock	-	-	73,300

Net cash provided by financing activities	15,000	7,969	246,269

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	(1,000)	(4,038)	4,280

CASH AND CASH EQUIVALENTS -
BEGINNING OF YEAR / PERIOD	5,280	9,318	-

CASH AND CASH EQUIVALENTS - END OF
YEAR / PERIOD	$4,280	$5,280	$4,280

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR / PERIOD FOR:

Interest expense	$-	$-	$-

Income taxes	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

DK INVESTORS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1-                 Description of Business

We were incorporated in New York on January 27, 1934, and our stock is traded on the pink sheets under the symbol “DKII”.  Until August 25, 2004, DK Investors, Inc. (“DK”) was a closed-end managed investment company which, until the end of 2003, invested solely in tax exempt municipal and state issued securities. At that time, DK had assets of approximately $15,700,000.

At a special shareholders meeting called on December 17, 2003, DK voted for two propositions: (1) to cease operations as an investment company, to sell its assets and distribute the net proceeds, and (2) to continue its corporate existence while looking for a party to purchase control and/or merge with DK.  DK distributed the net proceeds to its shareholders in a capital distribution of $13.19 per share on February 6, 2004 in cash pro rata to shareholders of record on January 30, 2004. At the conclusion of the distribution, DK held approximately $152,000 in cash to cover anticipated expenses and had no other assets and no debts. At the time of the noted distribution DK had approximately 175 shareholders of record plus shareholders who hold shares in street name through broker-dealers and banks.

Through a reverse merger on March 30, 2005 the shareholders of SGK Nanostructures, Inc. (“SGK” or the “Company”) gained control of DK Investors, Inc..  SGK Nanostructures, Inc., a New York corporation, was incorporated on September 18, 2003. The Company's corporate headquarters are located at 14 Wall Street, 20th Floor, New York, NY 10005, c/o Primary Capital, LLC.

Our Business

SGK is a development stage company organized to identify, develop and exploit nanostructures and, through various means, including commercial manufacturing, exploit proprietary rights in the field of nanotechnology. The Company is focused on developing and perfecting viable nanomaterials, components and devices and then sub-licensing the manufacture and commercialization to strategic partners which incorporate nanotechnology. Nanotechnology involves manipulating matter at a microscopic level to produce materials, coatings, components, designs, products and devices for industrial applications whose characteristics are, at least in part, influenced by the extremely small size

DK INVESTORS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2007 AND 2006

NOTE 1-                 Description of Business (Continued)

Our Business (Continued)

of the constituent materials or structures. Within the field of nanotechnology, the Company is focusing on the development and manufacture of a range of nanomaterials, which can be incorporated into components and devices. Application areas include but are not limited to fuel cells, hydrogen storage systems, micro-electronics, semiconductors, bio/life sciences.

On March 30, 2005 the Company completed a reverse merger with DK Investors, Inc. Until August 25, 2004 DK Investors was a closed-end managed investment company which, until the end of 2003, invested solely in tax exempt municipal and state issued securities.

The Company expects to incur substantial additional costs, including costs related to ongoing research and development activities. We intend to raise additional debt and/or equity financing to sustain our operations. The Company's future cash requirements will depend on many factors, including continued scientific progress in our research and development programs, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patents, competing technological and market development and the cost of product commercialization. We do not expect to generate a positive cash flow from operations at least until the commercial launch of our first product and possibly later given the expected spending for research and development programs and the cost of commercializing product candidates. Accordingly, we will require external financing to sustain our operations, perhaps for a significant period of time. We intend to seek additional funding through grants and through public or private financing transactions. Successful future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development, regulatory approvals and market acceptance for our products.

NOTE 2-                 Summary of Significant Accounting Policies

               Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”.  The Company has devoted substantially all of its efforts to business planning, research and development.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of DK Investors, Inc. and SGK Nanostructures, Inc. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash and cash equivalents.  At December 31, 2007 and 2006, the Company maintained cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives, which range from three to five years. Repairs and maintenance are charged to expense as incurred.

NOTE 2-                 Summary of Significant Accounting Policies (Continued)

Research and Development

Research and development costs are charged to operations when incurred.

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, we record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. We consider, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment.

Loss Per Share of Common Stock

Basic and diluted loss per share are computed as though the reverse purchase transaction had happened on September 18, 2003 leaving 5,925,717 shares outstanding during the period September 18, 2003 to December 31, 2007. The basic loss per common share during the development stage was $.00, $.01 and $.06 for the years ended December 31, 2007, December 31, 2006 and from September 18, 2003 (Inception) to December 31, 2007, respectively.

DK INVESTORS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2007 AND 2006

NOTE 2-                 Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” and permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of FAS 155 did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer’s financial assets that meets the requirements for sale accounting, a transfer of the servicer’s financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates.

Additionally, SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. SFAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of FAS 156 did not have a material impact on the Company’s financial position or results of operations.

In September 2006, The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurement" ("SFAS No. 157"). This standard provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Prior to SFAS No. 157, the methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company's mark-to-model value. SFAS No. 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of this statement on its financial statements and expects to adopt SFAS No.157 on December 31, 2007.

DK INVESTORS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2007 AND 2006

NOTE 2-                 Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans -- An Amendment of FASB Statements No. 87, 88, 106, and 132R."

This standard requires an employer to: (a) recognize in its statement of financial position an asset for a plan's overfunded status or a liability for a plan's underfunded status; (b) measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15,
2008. The Company is evaluating the impact of this statement on its financial statements and believes that such impact may be material.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of SFAS No. 115 (“SFAS No. 159”), which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. Certain specified items are eligible for the irrevocable fair value measurement option as established by SFAS No. 159. SFAS No. 159 is effective as of the beginning of the Company’s year beginning after January 1, 2008. The Company is currently assessing the impact of SFAS No. 159 on its financial position, results of operations and cash flows.

In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“FAS No. 160”). FAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. FAS No. 160 is effective for the Company in its fiscal year beginning January 1, 2010. The Company does not believe this statement will have a material impact on its financial position and results of operations upon adoption.

In December 2007, the FASB issued FAS No. 141 R “Business Combinations” (“FAS No. 141R”). FAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. FAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS No. 141R is effective for the Company’s fiscal year beginning January 1, 2010. The Company does not believe this statement will have a material impact on its financial position and results of operations upon adoption.

Reclassifications

Certain amounts in the December 31, 2006 financial statements have been reclassified for comparative purposes to conform to the presentation in the current year financial statements.  These reclassifications have not had any impact on the net loss.

DK INVESTORS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2007 AND 2006

NOTE 3-                  Research and Development Agreement

The Company had an agreement for a research project being conducted under the guidance of The Research Foundation of the State University of New York at Stony Brook to:

1.	Process functionalization of carbon nanotube samples.

2.	Develop a method and a set-up for the measurements of thermal conductivity in the 2-D layers of carbon nanotubes.

3.	Estimate the possibility of using the manufactured chips for the measurements of thermal conductivity in the 2-D layers of carbon nanotubes.

4.
Manufacture samples of arrays of functionalized multiwall carbon nanotubes on the chips for the measurements of thermal conductivity in the 2-D layers of carbon nanotubes, using Langmuir-Blodgett technique.

5.	Treat samples of arrays of functionalized multi wall carbon nanotubes on Si02 substrates using Ar-ion beam at different parameters of acceleration voltage and the time duration.

6.	Develop a method of lift-off the treated layers of multiwall carbon nanotubes and placing them on different substrates.

The initial term of the agreement was December 1, 2003 through April 15, 2004 and had been extended through September 30, 2006, but terminated prior to that date, to a maximum allowable cost of $145,357.  The Company terminated the remainder of the agreement at the end of 2005.  From its inception through December 31, 2005 the Company paid $96,199 under the agreement.

NOTE 4-                 Commitments

At the present time the Company pays no rent and operates from the office of its President, John Leo.  The Company carries no liability, directors, officer’s liability or office contents insurance.

The Company has two employees both of whom are executive officers. The Company compensates these officers and stockholders under employment agreements with an initial five year term ending October 14, 2010.  Base salaries under the agreements are $10,000 each per year.

NOTE 5-                 Reverse Merge DK Investors and SGK Nanostructures, Inc.

A share acquisition and exchange agreement dated March 30, 2005 between SGK Nanostructures, Inc. ("SGK"), a corporation organized under the laws of New York and DK Investors, Inc. (“DK”), a corporation organized under the laws of New York, was entered into on that date.

The SGK shareholders exchanged and assigned all of their SGK common stock shares, 480,000 in total, to DK and DK issued an aggregate of 4,750,000 shares of DK Common Stock to the SGK Shareholders.

At the time of the closing there were 1,175,717 shares of common stock of DK Investors issued and outstanding.  A total of 50 million shares of DK stock was authorized of which 40 million are common stock shares and 10 million are preferred stock shares. As a result of the reverse merger the shareholders of SGK took control of DK Investors, Inc. Also on March 30, 2005 Harry Nadler, resigned as sole director and executive Vice President of SGK and Norman Fuchs was elected President.

DK INVESTORS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2007 AND 2006

NOTE 6-                   Fixed Assets

Fixed assets at December 31 consisted of the following:

	December 31,
	2007	2006

Equipment	$11,843	$11,843

Less: Accumulated Depreciation	(8,672)	(4,800)
Fixed Assets - Net	$3,171	$7,043

Depreciation expense for the years ended December 31, 2007 and 2006 and for the period September 18, 2003 (Inception) to December 31, 2007 was $104, $1,748 and $4,046 respectively.

NOTE 7-                  Notes Payable

As of December 31, notes payable consisted of the following:

	December 31,	December 31,
	2007	2006
Note payable at 6% interest. If, on or before
December 31, 2009, the Company or its successor
consummates Equity Financing, this note shall be
automatically mature as of the date of the
consummation of the Equity Financing and shall be
payable in full. For purposes of this Note, Equity
Financing shall mean one or more equity financings
by the Company resulting in the Company receiving,
in the aggregate, at least $2,000,000 in consideration
for the equity issued to one or more investors. If the
Company does not consummate Equity Financing as
of December 31, 2009, this Note shall be payable
thereafter on demand. Prior to December 31, 2009
and consummation of Equity Financing, payment on
this Note shall be made solely from royalties payable
to the Company pursuant to that certain Exclusive
License Agreement by and between the Company
and the note holder dated December 15, 2004.
Holder may, by notice to the Company, require
payments of all such royalties be made directly to
the holder. All payments received by the holder
shall be applied first to the payment of interest.	$110,000	$110,000

Notes payable to an officer / shareholder at 15%.
Proceeds of the notes were used for general
working capital and to provide the Company with
short term liquidity and to pay overdue bills. The
notes originally became due on January 2, 2008.
The due date for the notes has been extended by the
officer to September 30, 2008.	62,969	47,969

Total notes payable	$172,969	$157,969

DK INVESTORS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2007 AND 2006

NOTE 7-                 Notes Payable (Continued)

* The collateral for the $110,000 loan is all the rights, title and interest to all personal property and fixtures of the Debtor or in which the Debtor has an interest, in each case whether now or hereafter existing or now owned or hereafter acquired and whether subject to the Uniform Commercial Code including all goods, money, instruments, accounts, inventory, equipment, documents, chattel paper, securities and general intangibles and all interest, dividends and other distributions thereon paid and payable in cash or in property; and all replacements and substitutions for, and all accessions and additions to, and all products and proceeds of, all of the foregoing.

NOTE 8-                 Stockholders Deficit

At March 30, 2005 DK Investors, Inc. had 1,175,717 shares of common stock outstanding. As part of the reverse purchase transaction DK agreed to contribute back 925,717 shares leaving the DK shareholders with 250,000 outstanding shares. In exchange for 100% of the shares of SGK Nanostructures Inc., DK issued 4,750,000 shares to the SGK shareholders, effectively transferring control of DK to the SGK shareholders.

At December 31, 2007 and 2006 the Company had no convertible notes, stock options issued or employee stock option plan.

NOTE 9-                 Going Concern

As shown in the accompanying financial statements, the Company incurred substantial net losses for the years ended December 31, 2007 and 2006, and has no revenue stream to support itself. This raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s future success is dependent upon its ability to raise additional capital or to secure a future business combination.  There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations.  Management believes they can raise the appropriate funds needed to support their business plan and acquire an operating, cash flow positive company.

The financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

NOTE 10-               Provision For Income Taxes

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2007 and 2006, deferred tax assets consist of the following:

	2007	2006

Deferred taxes due to net operating
loss carryforwards	$118,233	$130,320

Less: Valuation allowance	(118,233)	(130,320)
Net deferred tax assets	$-	$-

DK INVESTORS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2007 AND 2006

At December 31, 2007 and 2006, the Company had deficits accumulated during the development stage in the approximate amounts of $337,809 and $295,200 available to offset future taxable income through 2028. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 11-               Related Party Transactions

The Company paid Mr. Greg Konesky, Executive V.P. for Research and Development and a shareholder, scientific consulting fees in the amount of $-0- and $16,015 for the years ended December 31, 2007 and 2006, respectively.

Mr. John Leo, President, Corporate Secretary and a shareholder of the Company, holds our notes payable with a total outstanding balance of  $62,969 and $47,969 at December 31, 2007 and 2006, respectively.

PART III

Item 1. Index to Exhibits.

Exhibit No.	Title of Document

2.1	DK/SGK Stock Purchase Agreement and Amendment

3.1	Certificate of Incorporation

3.2	Bylaws

10.1	Exclusive License Agreement with Nanodynamics

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DK INVESTORS, INC.

By:	/s/John C. Leo
JOHN C. LEO
President, Secretary and Director

Date:	May 14, 2008